Exhibit 99.1

M&T Bank Corporation Names René Jones Chairman and CEO

Richard Gold Named President and COO

Wednesday, December 20, 2017

BUFFALO, N.Y.—M&T Bank Corporation (NYSE:MTB)(“M&T”) announced today that René F. Jones has been appointed Chairman and Chief Executive Officer of M&T and its principal banking subsidiary, M&T Bank. He was also elected to the Board of Directors of both M&T and M&T Bank. Mr. Jones succeeds M&T’s longtime Chairman and CEO Robert G. Wilmers, who died suddenly and unexpectedly at home on Saturday, December 16.

Also today, M&T named Richard S. Gold President and Chief Operating Officer of M&T and M&T Bank. Mr. Gold was also elected to the Board of Directors of both M&T and M&T Bank.

“Over the past 34 years, Bob Wilmers built M&T into one of the most successful banks in the country,” said Robert T. Brady, M&T’s Non-Executive Chairman. “Mr. Wilmers did not do it alone, however. Thousands of experienced colleagues have worked side-by-side with Bob to develop and deliver M&T’s successful community-focused approach, including a Management Committee comprised of members with an average tenure of 24 years at M&T.

“Today, we named one of Bob’s long-tenured colleagues, René Jones, to succeed him as Chairman and Chief Executive Officer, and another, Rich Gold, as President and Chief Operating Officer,” continued Mr. Brady. “Together, René, Rich and the rest of the Management Committee are well prepared to perpetuate M&T’s long record of strength and success, and to carry on Bob’s tradition of conservative, consistent community banking.”

Mr. Jones, 53, joined M&T in 1992, and was appointed to the Management Committee in 2005. He served as M&T’s Chief Financial Officer from 2005 to 2016. He received a Bachelor of Science in Management Science from Boston College and a Master of Business Administration with concentrations in Finance, Organization and Markets from the University of Rochester Simon School of Business.

Mr. Gold, 57, began his career with M&T Bank in 1989 and has held numerous managerial positions in retail banking, consumer lending, mortgage and business banking. In 2007, he was appointed to the Management Committee, and in 2014, he was named Vice Chairman and took on the role of Chief Risk Officer. He earned a Bachelor of Science (BS) from Cornell University School of Industrial and Labor Relations and a Master of Business Administration (MBA) from New York University Stern School of Business.

“Bob Wilmers was an inspiration to us all, and his legacy will live on in everything we do to support our colleagues, serve our customers and strengthen our communities,” said Mr. Jones. “Our shareholders, employees, customers and communities can expect to see continuity in M&T’s overall vision and direction, and a continued commitment to the values that Bob Wilmers embodied.”

“Together, the M&T family will carry on—as Bob would have wanted—focused as strongly and steadfastly as ever on our colleagues, our customers and our communities,” said Mr. Gold.

M&T had announced on Sunday, December 17 that lead outside director Robert T. Brady, former Chairman and CEO of Moog, Inc., was named M&T’s Non-Executive Chairman. Today, Mr. Brady resumed his role as Vice Chairman and lead outside director of M&T’s Board.

About M&T Bank

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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